Exhibit 10.1

ACQUISITION AGREEMENT

This Acquisition Agreement (this “Agreement”), is entered into as of September 8, 2022 (the “Execution Date”) by and between H-Cyte, Inc., a Nevada corporation (“H-Cyte”), Jantibody, LLC, a Nevada limited liability company (“Jantibody”), and the members of Jantibody (the “Jantibody Members”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 7.01 hereof.

RECITALS

WHEREAS, the parties intend for H-Cyte to acquire membership interests amounting to 100% of the issued and outstanding membership interests of Jantibody pursuant to Chapter 86 of the Nevada Revised Statutes, as amended from time to time (the “Act”), and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Managers of Jantibody (the “Jantibody Board”) has unanimously: (a) determined that it is in the best interests of Jantibody and the Jantibody Members, and declared it advisable, to enter into this Agreement with H-Cyte; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Acquisition; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the Jantibody Members;

WHEREAS, Jantibody is owned 100% by the Jantibody Members, as identified on Schedule A, who have agreed to the Acquisition and the dollar value of the Acquisition Consideration that they will individually receive on the terms set forth herein;

WHEREAS, the Board of Directors of H-Cyte (the “H-Cyte Board”) has unanimously: (a) determined that it is in the best interests of H-Cyte and its respective stockholders, as applicable, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Acquisition; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Acquisition and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Acquisition.

WHEREAS, this Agreement contemplates the Acquisition of Jantibody in a transaction intended to qualify as a tax free reorganization under Sections 368(a)(l)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (“Code”).

WHEREAS, on the Closing Date, all Jantibody Members will receive shares of common stock of H-Cyte in exchange for their membership interests in Jantibody (the “Purchased Interests”), and Jantibody will become a wholly-owned subsidiary of H-Cyte.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

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ARTICLE I

THE ACQUISITION

Section 1.01 The Acquisition. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Act, at the Closing, each Jantibody Member will sell, assign, transfer and convey to H-Cyte, and H-Cyte will purchase and acquire from such Jantibody Member, all right, title and interest of such Jantibody Member in and to that portion of the Purchased Interests owned by such Jantibody Member representing the Sharing Ratio in Jantibody set forth opposite such Jantibody Member’s name on Schedule A hereto under the heading “Sharing Ratio Owned” (the “Acquisition”).

Section 1.02 Closing. The closing of the Acquisition (the “Closing”) will take place on the date of this Agreement, or on such other date as Jantibody and H-Cyte may mutually determine. The Closing shall take place remotely by facsimile or electronic transmissions to the respective offices of the H-Cyte’s and Jantibody’s legal counsel of the requisite documents duly executed where required, unless another closing procedure is mutually agreed to by Jantibody and H-Cyte in writing. The date on which the Closing occurs is herein referred to as the “Closing Date”.

Section 1.03 Directors and Officers. Jantibody’s officers and managers, in each case, in office immediately prior to the Closing Date, shall resign, except for Michael W. Yurkowsky, or an individual designated by him who shall remain as a manager of Jantibody. The total number of managers of Jantibody shall be two (2), and H-Cyte shall designate the second manager of Jantibody.

ARTICLE II

ACQUISITION CONSIDERATION

Section 2.01 Acquisition Consideration. At the Closing, each Jantibody Member, in consideration for his or its portion of the Purchased Interests to be sold to and purchased by H-Cyte, shall receive that number of shares of common stock of H-Cyte (“H-Cyte Common Stock”) set forth opposite such Jantibody Member’s name on Schedule A hereto under the heading “Shares of H-Cyte Common Stock to be Received” (the “Acquisition Consideration”). On the Closing Date, the shares of H-Cyte Common Stock comprising the Acquisition Consideration shall be delivered to each Jantibody Member by either (at the election of such Jantibody Member) (a) book-entry transfer to such account with The Depository Trust Company as is designated in writing by such Jantibody Member, or (b) a stock certificate registered in the name of such Jantibody Member or its designee. Once the Closing occurs, the Jantibody Members shall have no further right to the Purchased Interests and shall only have the right to receive the Acquisition Consideration. The Jantibody Members acknowledge that H-Cyte plans to issue certain other shares of H-Cyte Common Stock that will result in dilution to the Jantibody Members’ ownership in H-Cyte. In addition, for every share of H-Cyte Common Stock that is issued as a result of the conversion of any security listed on Schedule B, the Jantibody Members will receive 15% of the aggregate number of shares issued (the “Anti-Dilution Shares”). The Company commits that they will reconcile the amount of Anti-Dilution Shares to be issued before the end of each fiscal quarter and to issue any Anti-Dilution Shares at such time.

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Section 2.02 Restrictions on Acquisition Consideration; Contingent Shares.

(a) The Acquisition Consideration shall be subject to the standard securities restriction on trading during the first six (6) months following the Closing Date. Thereafter, the restriction on trading will be removed on the following schedule:

(i) Fifty percent (50%) of the shares of H-Cyte Common Stock comprising the Acquisition Consideration will be released from any trading restrictions on the six (6) month anniversary of the Closing Date; and

(ii) Fifty percent (50%) of the shares of H-Cyte Common Stock comprising the Acquisition Consideration will be released from any trading restrictions on the twelve (12) month anniversary of the Closing Date.

(b) Contingent Shares. In addition to the Acquisition Consideration, the Jantibody Members shall receive additional shares of H-Cyte Common Stock (the “Contingent Shares”) upon the occurrence of certain conditions. Specifically, Jantibody Members shall receive the Contingent Shares as follows:

(i)	Upon the enrollment of the first patient in a Phase I FDA study of any product using or otherwise incorporating any Jantibody Licensed IP (as defined in Section 3.07(a)), H-Cyte shall issue to the Jantibody Members (pro rata in accordance with their respective Sharing Ratios set forth on Schedule A) additional shares of H-Cyte Common Stock equal to 2.0% of the total number of shares of H-Cyte Common Stock then outstanding on a fully-diluted basis; and

(ii)	Upon the enrollment of the first patient in a Phase III FDA study of any product using or otherwise incorporating any Jantibody Licensed IP, H-Cyte shall issue to the Jantibody Members (pro rata in accordance with their respective Sharing Ratios set forth on Schedule A) additional shares of H-Cyte Common Stock equal to 3.0% of the total number of shares of H-Cyte Common Stock then outstanding on a fully-diluted basis;

(c) Full Satisfaction. All Acquisition Consideration paid upon the Acquisition in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Purchased Interests.

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Section 2.03 Tax Treatment. The Acquisition is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto intend the Acquisition to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.3682(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement. Notwithstanding the above, H-Cyte is making no representations with regard to the tax free nature of the Acquisition Consideration received therein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF JANTIBODY

Except as set forth in the correspondingly numbered Section of the Jantibody Disclosure Letter that relates to such Section or in another Section of the Jantibody Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, Jantibody hereby represents and warrants to H-Cyte as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Jantibody is a limited liability company duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of the State of Nevada, and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Jantibody is duly qualified or licensed to do business as a foreign limited liability company and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect. For purposes of this Agreement, “Laws” means all statutes, laws (including common law and civil law), codes, treaty, ordinances, regulations, rules, guideline, injunctions, acts or Orders of any Governmental Entity.

(b) Charter Documents. The copies of the Articles of Organization and operating agreement of Jantibody (the “Jantibody Charter Documents”) in the forms provided to H-Cyte are true, correct, and complete copies of such documents as in effect as of the date of this Agreement.

(c) Subsidiaries. Jantibody has no Subsidiaries. For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons hold a majority equity interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or Control any board of directors, managing director or general partner of such business entity (other than a corporation) or, in the case of each of clauses (a) and (b), has the power to elect or direct the election of more than a majority of the members of the governing body of such entity. “Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

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Section 3.02 Capital Structure.

(a) Capital Stock. The membership interests of Jantibody consists of a single class of equity; all of which are issued and outstanding; none of which is held by Jantibody in its treasury; and all of which are owned by the Jantibody Members as set forth on Schedule A hereto. All of the outstanding membership interests of Jantibody are duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

(b) Stock Awards.

(i) Jantibody does not have any equity incentive plans or any outstanding stock options or other stock awards.

(ii) As of the date hereof and other than the Purchased Interests, there are no outstanding: (A) securities of Jantibody convertible into or exchangeable for Voting Debt or shares of capital stock of Jantibody; (B) options, warrants, or other agreements or commitments to acquire from Jantibody, or obligations of Jantibody to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for membership interests of) Jantibody; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Jantibody, in each case that have been issued by Jantibody (the items in clauses (A), (B), and (C), together with the capital stock of Jantibody, being referred to collectively as “Jantibody Securities”). All outstanding membership interests of Jantibody have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) There are no outstanding contracts requiring Jantibody to repurchase, redeem, or otherwise acquire any Jantibody Securities. Jantibody is not a party to any voting agreement with respect to any Jantibody Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Jantibody: (i) having the right to vote on any matters on which Jantibody Members may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Jantibody, are issued or outstanding (collectively, “Voting Debt”).

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Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a) Authority. Jantibody has all requisite limited liability company power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Acquisition, adoption of this Agreement by the affirmative vote or consent of the Jantibody Members who own 100% of the outstanding membership interests of Jantibody (the “Requisite Jantibody Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Jantibody and the consummation by Jantibody of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Jantibody and no other limited liability company proceedings on the part of Jantibody are necessary to authorize the execution and delivery of this Agreement or to consummate the Acquisition and the other transactions contemplated hereby. The Requisite Jantibody Approval is the only vote or consent of the holders of any class or series of Jantibody’s membership interests necessary to approve and adopt this Agreement, approve the Acquisition, and consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Jantibody and, assuming due execution and delivery by H-Cyte and the Jantibody Members, constitutes the legal, valid, and binding obligation of Jantibody, enforceable against Jantibody in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Jantibody, and the consummation by Jantibody of the transactions contemplated by this Agreement, including the Acquisition, do not and will not: (i) subject to obtaining the Requisite Jantibody Approval, contravene or conflict with, or result in any violation or breach of, the Jantibody Charter Documents; (ii) assuming that all Consents contemplated by Section 3.03(c) have been obtained or made and, in the case of the consummation of the Acquisition, obtaining the Requisite Jantibody Approval, conflict with or violate any Law applicable to Jantibody, or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Jantibody’s loss of any benefit or the imposition of any additional payment or other Liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any contract to which Jantibody is a party or otherwise bound as of the date hereof; or (iv) result in the creation of any liens, restrictions, security interests, claims, rights of another or other encumbrances (collectively, “Liens”) (other than Permitted Liens, as defined below) on any of the properties or assets of Jantibody, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect. For purposes of this Agreement, (A) “Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, and whether or not required under generally accepted accounting principles (“GAAP”) to be accrued on the financial statements of such Person, and (B) “Permitted Liens” means (1) statutory Liens for current Taxes (as defined below) or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Jantibody, (2) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (3) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (4) restrictions on transfer under the Jantibody Charter Documents or applicable federal and state securities Laws.

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(c) Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by Jantibody in connection with the execution, delivery, and performance by Jantibody of this Agreement or the consummation by Jantibody of the Acquisition and other transactions contemplated hereby, except for such Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect.

(d) Board Approval. The managers of Jantibody, by resolution and, not subsequently rescinded or modified in any way, have: (i) determined that this Agreement and the transactions contemplated hereby, including the Acquisition, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Jantibody and the Jantibody Members; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Acquisition, upon the terms and subject to the conditions set forth herein.

(e) Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign Laws applicable to Jantibody is applicable to this Agreement, the Acquisition, or any of the other transactions contemplated by this Agreement.

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Section 3.04 Financial Statements; Off-Balance Sheet Arrangements; Undisclosed Liabilities.

(a) Financial Statements. Jantibody has provided H-Cyte with an internally prepared balance sheet of Jantibody as of April 30, 2022 (the “Interim Balance Sheet”), and the related profit and loss statement of Jantibody for the four-month period then ended. Such financial statements (i) fairly present in all material respects the financial position and the results of operations of Jantibody as of the respective date of and for the period referred to in such financial statements, subject to the lack of footnote disclosures and changes resulting from normal and customary year-end adjustments, and (ii) are to Jantibody’s knowledge in a form that will be auditable by H-Cyte’s auditors.

(b) Off-Balance Sheet Arrangements. Jantibody is not a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Jantibody or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act). For purposes of this Agreement, (i) “Person” means a natural individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a bank, a trust company, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof, and (ii) “Contract” means any contract, agreement, indenture, mortgage, debenture, note, instrument, consent, lease, license, release, covenant not to sue, understanding, arrangement or commitment, written or oral, to which Jantibody is a party or by which Jantibody or any of its properties, rights or assets are bound.

(c) Undisclosed Liabilities. Except as disclosed in Schedule 3.04(c) of the Jantibody Disclosure Letter, Jantibody does not have any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Interim Balance Sheet; (ii) were incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; (iv) would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect; or (v) were assumed from AperiSys, Inc., a Florida corporation (“AperiSys”), pursuant to that certain Asset Purchase Agreement, dated June 1, 2022, by and between Jantibody and AperiSys.

Section 3.05 Absence of Certain Changes or Events. Since April 30, 2022, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Jantibody has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any Jantibody Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 6.01.

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Section 3.06 Taxes.

(a) Tax Returns and Payment of Taxes. Jantibody has duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by it. Such Tax Returns are true, complete, and correct in all material respects. Jantibody is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by Jantibody (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, Jantibody has made an adequate provision for such Taxes in Jantibody’s financial statements (in accordance with GAAP). Jantibody’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by Jantibody through the date of such financial statements. Jantibody has not incurred any material Liability for Taxes since the date of Jantibody’s most recent financial statements outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. Jantibody has made available to H-Cyte complete and accurate copies of all Tax Returns filed by or on behalf of Jantibody for any Tax period ending after December 31, 2020.

(c) Withholding. Jantibody has withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Jantibody Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of Jantibody other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in Jantibody’s most recent financial statements.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against Jantibody remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Jantibody. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of Jantibody.

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(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where Jantibody does not file Tax Returns that Jantibody is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Jantibody has not requested nor is it the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability, and Tax Agreements. Jantibody has not: (i) been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) incurred any material Liability for Taxes of any Person (other than Jantibody) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material Liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i) Change in Accounting Method. Jantibody has not agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. Jantibody will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k) Section 355. Jantibody has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(l) Reportable Transactions. Jantibody has not been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707AI(1) of the Code and Treasury Regulations Section 1.6011-4(b).

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(m) Definitions. For purposes of this Agreement, (i) “Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, escheat, unclaimed property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, and other taxes, fees, tariffs, duties, charges, levies or assessments of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto), whether disputed or not and whether payable directly or by withholding, and including any Liability for the payment of any such amount as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, successor or transferor Liability, contract, operation of Law or otherwise, and (ii) “Tax Return” means any return, declarations, reports, claims for refunds, statements, information report or other documents with respect to Taxes that are filed or required to be filed, or provided or required to be provided to a payee, including any schedules attached thereto and including any amendment thereof.

Section 3.07 Intellectual Property.

(a) Intellectual Property Rights. Jantibody does not directly own any material Intellectual Property. Section 3.07(a) of the Jantibody Disclosure Letter contains a true and complete list, as of the date hereof, of all Intellectual Property in which Jantibody has any material right, license or interest (the “Jantibody Licensed IP”). For purposes of this Agreement, “Intellectual Property” means all rights in or affecting intellectual or industrial property or other proprietary rights existing now or in the future in any jurisdiction, including with respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, including the right to file other or further applications and claim priority thereto, (ii) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship, “moral” rights and mask work rights, (iv) domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof, (v) trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications and registrations therefor, (vi) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, software, architecture, and documentation, (vii) all other intangible assets, properties and rights, and (viii) all claims, causes of action and rights to sue for past, present and future infringement of any of the foregoing, the right to file applications and obtain registrations, all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and all proceeds, rights of recovery and revenues arising from or pertaining to any and all of the foregoing.

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(b) Right to Use; Title. Except for any integrated third party Intellectual Property subject to a valid licensing agreement as set forth in Schedule 3.07(b), Jantibody has the valid and enforceable right to use all Jantibody Licensed IP, in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect.

(c) Validity and Enforceability. Jantibody’s rights, to and in Jantibody Licensed IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect. Jantibody has taken reasonable steps to maintain Jantibody Licensed IP and to protect and preserve the confidentiality of all trade secrets included in Jantibody Licensed IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect.

(d) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect: (i) to the conduct of the businesses of Jantibody has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the knowledge of Jantibody, no third party is infringing upon, violating, or misappropriating any Jantibody Licensed IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the knowledge of Jantibody, threatened: (i) alleging any infringement, misappropriation, or violation by Jantibody of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Jantibody Licensed IP or Jantibody’s rights with respect to any Jantibody Licensed IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect. Jantibody is not subject to any outstanding Order that restricts or impairs the use of any Jantibody Licensed IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect.

(f) Privacy and Data Security. Jantibody, to its best of knowledge, has complied in all material respects with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of Jantibody’s businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect. In the past twelve (12) months, Jantibody has not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning Jantibody’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect.

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Section 3.08 Compliance; Permits.

(a) Compliance. Jantibody is and, since January 1, 2021, has been in material compliance with all Laws or Orders applicable to Jantibody or by which Jantibody or any of its businesses or properties is bound. Since January 1, 2021, no Governmental Entity, including the U.S. food drug administration (“FDA”), has issued any notice or notification stating that Jantibody is not in compliance with any Law in any material respect.

(b) Permits. Jantibody holds and, to the extent necessary to operate its businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect (the “Excluded Permits”). Schedule 3.08(b) of the Jantibody Disclosure Letter contains a complete and accurate list of the Permits (except any Excluded Permits). No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Jantibody is pending or, to the knowledge of Jantibody, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect. Jantibody is and, since January 1, 2021, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect.

Section 3.09 Litigation. Except as disclosed in Schedule 3.09 of the Jantibody Disclosure Letter, there is no Legal Action pending, or to the knowledge of Jantibody, threatened against Jantibody or any of its properties or assets or, to the knowledge of Jantibody, any officer or director of Jantibody in his or her capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $50,000; and (b) does not seek material injunctive or other material nonmonetary relief. Notwithstanding the $50,000 threshold, each Legal Action which Jantibody is a party to and which would reasonably be expected to have a Jantibody Material Adverse Effect, is disclosed in Schedule 3.09. None of Jantibody or any of its properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect. To the knowledge of Jantibody, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the knowledge of Jantibody, threatened, in each case regarding any accounting practices of Jantibody or any malfeasance by any officer or director of Jantibody. For purposes of this Agreement, “Legal Action” means any action, lawsuit, proceeding (including any arbitration proceedings), investigation, audit, examination, Order, or other claim.

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Section 3.10 Brokers’ and Finders’ Fees. Other than as set forth in Section 3.10 of the Jantibody Disclosure Letter, Jantibody has not incurred, nor will it incur, directly or indirectly, any other Liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement. Any such fees, commissions or charges shall be a Liability of the Jantibody Members out of the Acquisition Consideration and shall not be the responsibility of Jantibody or H-Cyte.

Section 3.11 Employee Benefit Issues.

(a) Schedule. Section 3.11(a) of the Jantibody Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by Jantibody for the benefit of any current or former employee, independent contractor, consultant, or director of Jantibody (each, a “Jantibody Employee”), or with respect to which Jantibody or any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with Jantibody, is or, at any time, was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA (each, a “Jantibody ERISA Affiliate”) has or may have any Liability (collectively, the “Jantibody Employee Plans”).

(b) Documents. Jantibody has made available to H-Cyte, as applicable, correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Jantibody Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Jantibody Employee Plan; (iii) the most recent financial statements for each Jantibody Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Jantibody Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Jantibody Employee Plan; and (vi) all actuarial valuation reports related to any Jantibody Employee Plans.

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(c) Employee Plan Compliance. (i) Each Jantibody Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all Jantibody Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the United States Internal Revenue Service (the “IRS”) and no such determination letter has been revoked nor, to the knowledge of Jantibody, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the knowledge of Jantibody no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) Jantibody, as applicable, has timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Jantibody Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Jantibody Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Jantibody Employee Plan can be amended, terminated, or otherwise discontinued after the Closing Date in accordance with its terms, without material Liability to H-Cyte or Jantibody (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the knowledge of Jantibody, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Jantibody Employee Plan; (vi) there are no material Legal Actions pending, or, to the knowledge of Jantibody, threatened with respect to any Jantibody Employee Plan (in each case, other than routine claims for benefits); (vii) to the knowledge of Jantibody, neither Jantibody nor any of its Jantibody ERISA Affiliates has engaged in a transaction that could subject Jantibody or any Jantibody ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (viii) all non-U.S. Jantibody Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

(d) Plan Liabilities. Neither Jantibody nor any Jantibody ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Jantibody Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Jantibody Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any Liability to the PBGC in connection with any Jantibody Employee Plan covering any active, retired, or former employees or directors of Jantibody or any Jantibody ERISA Affiliate, including, without limitation, any Liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Jantibody Employee Plan in a manner that could subject it to Liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Sections 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (v) failed to comply with the privacy, security, and breach notification requirements under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); or (vi) incurred any withdrawal Liability (including any contingent or secondary withdrawal Liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any Liability of Jantibody or any Jantibody ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Jantibody Employee Plan has occurred or is expected to occur.

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(e) Certain Jantibody Employee Plans. With respect to each Jantibody Employee Plan:

(i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither Jantibody nor any of its Jantibody ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any Liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii) no Legal Action has been initiated by the PBGC to terminate any such Jantibody Employee Plan or to appoint a trustee for any such Jantibody Employee Plan;

(iii) no Jantibody Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of Jantibody or any Jantibody ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Jantibody Employee Plan.

(f) No Post-Employment Obligations. No Jantibody Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither Jantibody nor any Jantibody ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Jantibody Employee (either individually or to Jantibody Employees as a group) or any other person that such Jantibody Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

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(g) Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the knowledge of Jantibody, threatened claims by or on behalf of any participant in any Jantibody Employee Plan, or otherwise involving any Jantibody Employee Plan or the assets of any Jantibody Employee Plan; and (ii) no Jantibody Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance. Each Jantibody Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i) Health Plan Compliance. Jantibody complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Jantibody Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j) Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Acquisition, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of Jantibody to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Jantibody to merge, amend, or terminate any Jantibody Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Jantibody Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of Jantibody under any Jantibody Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(k) Employment Law Matters. Jantibody to its best of knowledge: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Jantibody Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Jantibody Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect.

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(l) Labor. Jantibody is not party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against Jantibody with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the knowledge of Jantibody, no material work stoppage, slowdown, or labor strike against Jantibody with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of the Jantibody’s Employees is represented by a labor organization, work council, or trade union and, to the knowledge of Jantibody, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at Jantibody, or any Jantibody Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the knowledge of Jantibody, threatened relating to any employment related matter involving any Jantibody Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect.

Section 3.12 Real Property and Personal Property Matters.

(a) Owned Real Estate. Jantibody does not own any land, buildings, structures, improvements, fixtures or other interest in real property (“Real Estate”).

(b) Leased Real Estate. Jantibody does not lease any Real Estate.

(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect, Jantibody is in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by Jantibody, free and clear of all Liens other than Permitted Liens.

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Section 3.13 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Jantibody Material Adverse Effect:

(a) Compliance with Environmental Laws. Jantibody is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Jantibody as currently conducted. For purposes of this Agreement, “Environmental Laws” means all Laws relating to protection of human health or the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including Laws relating to (i) the presence of, or releases or threatened releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, distribution, import, export, labeling, recycling, registration, investigation, removal, cleanup or remediation of Hazardous Substances or documentation related to the foregoing; (iii) the transfer of interest in or control of Real Estate that may be contaminated; (iv) community or worker right-to-know disclosures with respect to Hazardous Substances; (v) the protection of wildlife, marine life and wetlands, and endangered or threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels or other closed receptacles containing Hazardous Substances; (vii) health and safety of employees or other persons; or (viii) otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(b) No Disposal, Release, or Discharge of Hazardous Substances. Jantibody has not disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any Real Estate currently or, to the knowledge of Jantibody, formerly owned, leased, or operated by it or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in Liability to Jantibody, in either case of (i) or (ii) under any applicable Environmental Laws. For purposes of this Agreement, “Hazardous Substances” means: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form, mold, mildew, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; and (B) any chemicals, materials or substances that are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import, under any Environmental Law.

(c) No Production or Exposure of Hazardous Substances. Jantibody has not: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d) No Legal Actions or Orders. Jantibody has not received written notice of and there is no Legal Action pending, or to the knowledge of Jantibody, threatened against Jantibody, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Jantibody is not subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

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(e) No Assumption of Environmental Law Liabilities. Jantibody has not expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.14 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Jantibody Material Contract” shall mean the following to which Jantibody is a party or any of the respective assets are bound (excluding any leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act of 1933, as amended);

(ii) any employment or consulting Contract (in each case with respect to which Jantibody has continuing obligations as of the date hereof) with any current or former (A) officer of Jantibody, (B) member of the Jantibody Board, or (C) Jantibody Employee providing for an annual base salary or payment in excess of $60,000;

(iii) any Contract providing for indemnification or any guaranty by Jantibody, in each case that is material to Jantibody, taken as a whole, other than (A) any guaranty by Jantibody thereof of any of the obligations of Jantibody, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of Jantibody (or, at any time after the consummation of the Acquisition, H-Cyte or any of its Subsidiaries) to (A) engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by acquisition, sale of stock, sale of assets, or otherwise), by Jantibody after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $75,000;

(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of Jantibody;

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(vii) any Contract that contains any provision that requires the purchase of all or a material portion of Jantibody’s requirements for a given product or service from a given third party, which product or service is material to Jantibody, taken as a whole;

(viii) any Contract that obligates Jantibody to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Acquisition will obligate H-Cyte to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability corporation;

(x) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $75,000, other than accounts receivables and payables;

(xi) any employee collective bargaining agreement or other Contract with any labor union;

(xii) any Contract relating to Intellectual Property;

(xiii) any other Contract under which Jantibody is obligated to make payment or incur costs in excess of $75,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xiv) any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to Jantibody, taken as a whole.

(b) Schedule of Material Contracts; Documents. Schedule 3.14(b) of the Jantibody Disclosure Letter sets forth a true and complete list as of the date hereof of all Jantibody Material Contracts. Jantibody has made available to H-Cyte correct and complete copies of all Jantibody Material Contracts, including any amendments thereto.

(c) No Breach. (i) To Jantibody’s knowledge, all Jantibody Material Contracts are legal, valid, and binding on Jantibody, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither Jantibody nor, to the knowledge of Jantibody, any third party has violated any material provision of, or failed to perform any material obligation required under the provisions of, any Jantibody Material Contract; and (iii) neither Jantibody nor, to the knowledge of Jantibody, any third party is in material breach, or has received written notice of breach, of any Jantibody Material Contract.

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Section 3.15 Insurance. Jantibody does not hold any insurance policies.

Section 3.16 Anti-Corruption Matters. Since December 31, 2020, no Jantibody director, officer or, to the knowledge of Jantibody, employee or agent of Jantibody has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2019, Jantibody has not disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the knowledge of Jantibody, no Governmental Entity is investigating, examining, or reviewing Jantibody’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.17 Assets of AperiSys, Inc. Jantibody has good and marketable title to substantially all of the assets formerly owned by AperiSys, as reflected in the books and records of AperiSys, free and clear of any Liens, other than Permitted Liens.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF H-CYTE

Except: (a) as disclosed in the H-Cyte Public Documents at least (5) five business days prior to the date hereof and as identified in the particular representation that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the H-Cyte Disclosure Letter that relates to such Section or in another Section of the H-Cyte Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; H-Cyte hereby represents and warrants to Jantibody and to the Jantibody Members as follows:

Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of H-Cyte and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of H-Cyte and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a H-Cyte Material Adverse Effect.

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(b) Charter Documents. The copies of the Articles of Incorporation and Bylaws of H-Cyte as most recently filed with the appropriate authorities (the “H-Cyte Charter Documents”) are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. H-Cyte is not in violation of any of the provisions of the H-Cyte Charter Documents.

(c) Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of H-Cyte has been validly issued and are owned by H-Cyte, directly or indirectly, free of pre-emptive rights, are fully paid and nonassessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the charter documents of any non-wholly-owned Subsidiary of H-Cyte . Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, H-Cyte does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

(d) Valid Issuance of Acquisition Consideration and Contingent Shares. The shares of H-Cyte Common Stock comprising the Acquisition Consideration and the Contingent Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, and such shares will be issued in compliance with all applicable federal and state securities laws.

Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of H-Cyte consists of: (i) 500,000,000 shares of H-Cyte Common Stock and 50,000,000 shares of Preferred Stock. As of the date of this Agreement: 258,219 shares of H-Cyte Common Stock and • 493,642,117 shares of Series A Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of H-Cyte are, and all shares of capital stock of H-Cyte which may be issued as contemplated or permitted by this Agreement, including the shares of H-Cyte Common Stock constituting part of the Acquisition Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of H-Cyte owns any shares of H-Cyte Common Stock. H-Cyte has provided the Jantibody Members with a detailed capitalization of all securities convertible into H-Cyte Common Stock and its planned issuances.

(b) Stock Awards. Except as disclosed in H-Cyte’s SEC filings, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any kind that obligate H-Cyte to issue or sell any shares of capital stock or other securities of H-Cyte or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of H-Cyte or any of its Subsidiaries. The description of the H-Cyte’s capitalization on a fully diluted basis is as set forth in Schedule 4.02 of the H-Cyte Disclosure Letter.

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(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by H-Cyte or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equity holders of H-Cyte or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of H-Cyte or any of its Subsidiaries, are issued or outstanding (collectively, “H-Cyte Voting Debt”).

(d) H-Cyte Subsidiary Securities. As of the date hereof, except as set forth in the H-Cyte Disclosure Letter, there are no outstanding: (i) securities of H-Cyte or any of its Subsidiaries convertible into or exchangeable for H-Cyte Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of H-Cyte ; (ii) options, warrants, or other agreements or commitments to acquire from H-Cyte or any of its Subsidiaries, or obligations of H-Cyte or any of its Subsidiaries to issue, any H-Cyte Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of H-Cyte; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of H-Cyte, in each case that have been issued by a Subsidiary of H-Cyte.

Section 4.03 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. H-Cyte has all requisite corporate power, and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Acquisition (“Requisite H-Cyte Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by H-Cyte and the consummation by H-Cyte of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, as applicable, on the part of H-Cyte and no other corporate proceedings on the part of H-Cyte are necessary to authorize the execution and delivery of this Agreement by H-Cyte or to consummate the Acquisition and the other transactions contemplated by this Agreement, subject only, in the case of the consummation of the Acquisition, to obtain the Requisite H-Cyte Approval. This Agreement has been duly executed and delivered by H-Cyte and assuming due execution and delivery by Jantibody and the Jantibody Members, constitutes the legal, valid, and binding obligation of H-Cyte and enforceable against H-Cyte in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

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(b) Non-Contravention. The execution, delivery, and performance of this Agreement by H-Cyte and the consummation by H-Cyte of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the H-Cyte Charter Documents; (ii) assuming that all of the Consents contemplated by Section 4.03(c) have been obtained or made, and in the case of the consummation of the Acquisition, conflict with or violate any Law applicable to H-Cyte or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in H-Cyte’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other Liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which H-Cyte or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of H-Cyte or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a H-Cyte Material Adverse Effect.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by H-Cyte in connection with the execution, delivery, and performance by H-Cyte of this Agreement or the consummation by H-Cyte of the Acquisition and the other transactions contemplated hereby, except for: (i) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the OTC Markets; and (iii) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, an H-Cyte Material Adverse Effect.

(d) Board Approval. The H-Cyte Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of H-Cyte duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Acquisition, and the payment of the Acquisition Consideration, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, H-Cyte and its stockholders, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Acquisition, upon the terms and subject to the conditions set forth herein.

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Section 4.04 Public Filings; Financial Statements; Undisclosed Liabilities.

(a) Public Filings. H-Cyte has timely filed with or furnished to, as applicable, the Securities Exchange Commission (the “SEC”), all material registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2020 (the “H-Cyte Public Documents”). H-Cyte is a reporting issuer, or the equivalent thereof, in Nevada (the “Reporting Jurisdiction”), and is not currently in default of any requirement of the applicable Laws of the Reporting Jurisdiction and other regulatory instruments of the securities authorities in the Reporting Jurisdiction, and no order ceasing, halting or suspending trading in securities of H-Cyte or prohibiting the distribution of such securities has been issued to and is outstanding against H-Cyte and no investigations or proceedings for such purposes are, to the knowledge of H-Cyte, pending or threatened. H-Cyte is in compliance in all material respects with all its disclosure obligations under applicable Laws and all documents filed by H-Cyte pursuant to such obligations are in compliance in all material respects with applicable Laws and, other than in respect of documents that have been amended or refiled, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the H-Cyte Public Documents: (i) complied as to form in all material respects with GAAP with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the GAAP for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of H-Cyte and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) Undisclosed Liabilities. The audited balance sheet of H-Cyte dated as of December 31, 2021 contained in the H-Cyte Public Documents filed prior to the date hereof is hereinafter referred to as the “H-Cyte Balance Sheet.” Neither H-Cyte nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the H-Cyte Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the H-Cyte Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a H-Cyte Material Adverse Effect.

(d) OTC Compliance. H-Cyte is in compliance with all of the applicable listing and corporate governance rules of the OTC except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, an H-Cyte Material Adverse Effect.

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Section 4.05 Absence of Certain Changes or Events. Since the date of the H-Cyte Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of H-Cyte and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any H-Cyte Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a H-Cyte Material Adverse Effect.

Section 4.06 Taxes.

(a) Except as disclosed in Schedule 4.06 of the H-Cyte Disclosure Letter, all Tax Returns required by applicable Laws to be filed with any Governmental Entity by, or on behalf of, H-Cyte or any of its Subsidiaries have been filed when due in accordance with applicable Laws (taking into account any applicable extensions), and all such material Tax Returns are complete and correct in all material respects.

(b) H-Cyte and each of its Subsidiaries has paid, or has had paid on its behalf, or has collected, withheld and remitted to the appropriate Governmental Entity all Taxes due and payable by them on a timely basis, other than those Taxes being contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of H-Cyte. H-Cyte and its Subsidiaries have provided adequate accruals in accordance with GAAP in the most recently published consolidated financial statements of H-Cyte for any Taxes of H-Cyte and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due in any Tax Returns. Since the date of publication of the most recent consolidated financial statements of H-Cyte, no material Liability in respect of Taxes not reflected in such financial statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(c) No material deficiencies, litigation, proposed adjustments or other matters in controversy exist or have been asserted with respect to Taxes of H-Cyte or any of its Subsidiaries and neither H-Cyte nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of H-Cyte, threatened against H-Cyte or any of its Subsidiaries or any of their respective assets.

(d) There are no currently effective material elections, agreements or waivers extending the statutory period or providing for any extension of time with respect to the assessment or reassessment of any material Taxes, or of the filing of any material Tax Return or any payment of material Taxes, by H-Cyte or any of its Subsidiaries.

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Section 4.07 Compliance; Permits.

(a) H-Cyte and each of its Subsidiaries are and, since January 1, 2019, to H-Cyte’s knowledge have been in compliance with, all Laws or Orders applicable to H-Cyte or any of its Subsidiaries or by which H-Cyte or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a H-Cyte Material Adverse Effect. Since January 1, 2019, no Governmental Entity has issued any notice or notification stating that H-Cyte or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, an H-Cyte Material Adverse Effect.

(b) Permits. H-Cyte and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a H-Cyte Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of H-Cyte or any of its Subsidiaries is pending or, to the knowledge of H-Cyte, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, an H-Cyte Material Adverse Effect. H-Cyte and each of its Subsidiaries is and, since January 1, 2019, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a H-Cyte Material Adverse Effect.

Section 4.08 Litigation. Except as disclosed in Schedule 4.08 of the H-Cyte Disclosure Letter, there is no Legal Action pending, or to the knowledge of H-Cyte, threatened against H-Cyte or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of H-Cyte, any officer or director of H-Cyte or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, a H-Cyte Material Adverse Effect; and (b) does not seek material injunctive or other material non-monetary relief. None of H-Cyte or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a H-Cyte Material Adverse Effect. To the knowledge of H-Cyte, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the knowledge of H-Cyte, threatened, in each case regarding any accounting practices of H-Cyte or any of its Subsidiaries or any malfeasance by any officer or director of H-Cyte.

Section 4.09 Brokers’ and Finders’ Fees. Neither H-Cyte nor any of its Affiliates has incurred, nor will it incur, directly or indirectly, any Liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated hereby for which Jantibody or any Jantibody Member would be liable in connection with the Acquisition. For purposes of this Agreement, an “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

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Section 4.10 Material Contracts. For purposes of this Agreement, “H-Cyte Material Contract” shall mean any Contract that is material to H-Cyte and its Subsidiaries, taken as a whole. All H-Cyte Material Contracts are legal, valid, and binding on H-Cyte or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither H-Cyte nor any of its Subsidiaries nor, to the knowledge of H-Cyte, any third party has violated any material provision of, or failed to perform any material obligation required under the provisions of, any H-Cyte Material Contract; and (iii) neither H-Cyte nor any of its Subsidiaries nor, to the knowledge of H-Cyte, any third party is in material breach, or has received written notice of breach, of any H-Cyte Material Contract.

Section 4.11 Ownership of H-Cyte Common Stock. Neither H-Cyte nor any of its Affiliates or associates is the “beneficial owner” (as defined in Regulation D promulgated under the Securities Act of 1933, as amended) of any shares of H-Cyte Common Stock.

Section 4.12 Intended Tax Treatment. Neither H-Cyte nor any of its Subsidiaries has taken or agreed to take any action, and to the knowledge of H-Cyte there exists no fact or circumstance that is reasonably likely, to prevent or impede the Acquisition from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. This Section shall in no way serve as a representation of H-Cyte that the transaction is tax free to the Jantibody Members.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE JANTIBODY MEMBERS

Each Jantibody Member, severally but not jointly with any other Jantibody Member, represents and warrants to H-Cyte that (i) such Jantibody Member is the true and lawful owner, of record and beneficially, of the Purchased Interest owned by such Jantibody Member, free and clear of any Liens, (ii) no understanding, agreement (either express or implied), or reasonable expectancy of agreement with respect to the sale or transfer of the Purchased Interest owned by such Jantibody Member exists between such Jantibody Member and any third party (other than H-Cyte), and (iii) there are no (A) outstanding or authorized options, warrants, or convertible securities of any kind to acquire from such Jantibody Member any equity or debt securities of Jantibody or securities convertible into or exchangeable for equity or debt securities of Jantibody; or (B) other rights, agreements, arrangements or commitments of any character relating to the Purchased Interest owned by such Jantibody Member that would be binding on H-Cyte as the successor owner thereof or would encumber such Purchased Interest.

ARTICLE VI

COVENANTS

Section 6.01 Notices of Certain Events; Stockholder Litigation; No Effect on Disclosure Letters.

(a) Notices of Certain Events. Jantibody shall notify H-Cyte, and H-Cyte shall notify Jantibody, promptly of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

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(b) No Effect on Disclosure Letters. In no event shall: (i) the delivery of any notice by a party pursuant to this Section 6.01 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; (ii) disclosure by Jantibody be deemed to amend or supplement the Jantibody Disclosure Letter or constitute an exception to Jantibody’s representations or warranties; or (iii) disclosure by H-Cyte be deemed to amend or supplement the H-Cyte Disclosure Letter or constitute an exception to H-Cyte’s representations or warranties.

Section 6.02 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Jantibody and H-Cyte. Thereafter, each of Jantibody, H-Cyte and each Jantibody Member agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of Jantibody and H-Cyte (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.03 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to the transaction contemplated by this Agreement, then each of Jantibody and the Jantibody Board on the one hand, and H-Cyte and the H-Cyte Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 6.04 Stock Exchange Matters. H-Cyte shall use its best efforts to cause the shares of H-Cyte Common Stock to be issued in connection with the Acquisition to be listed on the OTC (or such other stock exchange as may be mutually agreed upon by Jantibody and H-Cyte), subject to official notice of issuance, prior to the Closing Date.

Section 6.05 Cooperation. The parties agree to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable any consents, approvals and authorizations of all third parties and governmental bodies which are necessary or advisable to consummate this Agreement and to comply with the terms and conditions of all such consents, approvals and authorizations of all such third parties and governmental bodies.

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ARTICLE VII

MISCELLANEOUS

Section 7.01 Interpretation; Construction.

(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Jantibody Disclosure Letter and the H-Cyte Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 7.02 Survival. No representation, warranty, covenant or agreement of the parties contained in this Agreement contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing Date, except (i) any representation, warranty, covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Closing Date, and (ii) as follows:

(i) the representations and warranties set out in ARTICLE III (Representations and Warranties Relating to Jantibody) shall continue in full force and effect for a period of one (1) year after the Closing Date;

(ii) the representations and warranties set out in ARTICLE IV (Representations and Warranties Relating to H-Cyte) shall continue in full force and effect for a period of one (1) year after the Closing Date; and

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(iii) any claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Law.

Section 7.03 Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal Laws of the State of Nevada without giving effect to any choice or conflict of Law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Nevada.

Section 7.04 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the state and federal courts sitting in the State of New York, or in the event (but only in the event) that such courts do not have subject matter jurisdiction over such Legal Action, then in the state and federal courts sitting in the State of Nevada. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 7.06 or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 7.04; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.05 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.05.

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Section 7.06 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 7.06):

If to H-Cyte, to:	H-CYTE INC. 2202 N. West Shore Blvd, Suite 200 Tampa, FL Attention: Jeremy Daniel, CFO Email: jdaniel@hcyte.com

with a copy (which will not constitute notice to H-Cyte) to:	Sichenzia Ross Ference LLP 1185 Avenue of the Americas New York, NY 10036 Attention: Arthur Marcus Email: amarcus@srf.law

If to Jantibody, to:	Jantibody, LLC 335 Sophia Terrace St. Augustine, Florida 32095 Attention: Michael W. Yurkowsky Email: michael@yp-group.com

with a copy (which will not constitute notice to Jantibody) to:	The Garden Law Group 2911 Turtle Creek Boulevard, Suite 400 Dallas, Texas 75219 Attention: Warren W. Garden, Esq. Email: warren@gardenlawgroup.com

If to any Jantibody Member, to:	The address for such Jantibody Member set forth on Schedule A

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Section 7.07 Entire Agreement. This Agreement (including the Schedule to this Agreement), the Jantibody Disclosure Letter and the H-Cyte Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the H-Cyte Disclosure Letter, and the Jantibody Disclosure Letter (other than an exception expressly set forth as such in the H-Cyte Disclosure Letter or Jantibody Disclosure Letter), the statements in the body of this Agreement will control.

Section 7.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.09 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.10 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither H-Cyte nor Jantibody on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. No Jantibody Member may assign his or its rights or obligations hereunder without the prior written consent of H-Cyte and Jantibody, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.11 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

34

Section 7.12 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court described in Section 7.04.

(b) Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 7.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGES FOLLOW]

35

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above individually or by their respective officers thereunto duly authorized, as applicable.

JANTIBODY:

JANTIBODY, LLC

By:
Name:	Michael W. Yurkowsky
Title:	President

H-CYTE:

H-CYTE, INC.

By:
Name:	Jeremy D. Daniel
Title:	Chief Financial Officer

JANTIBODY MEMBERS:

APERISYS, INC.

By:
Name:	Michael W. Yurkowsky
Title:	President

YPH, LLC

By:
Name:	Michael W. Yurkowsky
Title:	Manager

Signature Page to Acquisition Agreement

YPSILON BIOTECH, LLC

By:
Name:	Michael W. Yurkowsky
Title:	President

BRIAN E. JONES & pEGGY A. JONES JTWROS

By:
Brian E. Jones

By:
Peggy A. Jones

DONALD E. gARLIKOV

By:
Donald E. Garlikov

PHILLIP TODD HERNDON

By:
Phillip Todd Herndon

REX A. JONES

By:
Rex A. Jones

NADG (APERISYS) INVESTMENTS LLLP

By:
Name:	Robert S. Green
Title:	Authorized Signatory

LUCIUS PARTNERS, LLC

By:
Name:	James Ahern
Title:	Managing Partner

JEFFREY GELFAND

By:
Jeffrey Gelfand

Signature Page to Acquisition Agreement

Schedule A

Name and address of Jantibody Member	Sharing Ratio Owned	Shares of H-Cyte Common Stock to be Received

AperiSys, Inc. 335 Sophia Terrace St. Augustine, Florida 32095 Attention: Michael W. Yurkowsky Email: michael@yp-group.com	51.00%	26,532

YPH, LLC 335 Sophia Terrace St. Augustine, Florida 32095 Attention: Michael W. Yurkowsky Email: michael@yp-group.com	25.00%	13,006

Ypsilon Biotech, LLC 335 Sophia Terrace St. Augustine, Florida 32095 Attention: Michael W. Yurkowsky Email: michael@yp-group.com	10.00%	5,202

Donald Garlikov Email: deg@ergdeg.com	2.14%	1,113

NADG (Aperisys) Investments LLLP 2851 John Street, Suite One, Markham, Ontario M5R 2E3 Attention: Maureen Sharp Email: msharp@nadg.com	4.00%	2,081

Lucius Partners, LLC Email: jahern@laidlawltd.com	3.00%	1,561

Jeffrey Gelfand Apt 208, 130 Mount Auburn St Cambridge, Ma. 02138 Attention: Dr. Jeffrey Gelfand Email: JGELFAND@mgh.harvard.edu	2.00%	1,040

Phillip Todd Herndon Email: Herndon_todd@msn.com	0.715%	372

Rex Jones Email: rexajones@comcast.net	0.715%	372

Brian E. Jones & Peggy A. Jones JTWROS Email: bjones8629@yahoo.com	1.43%	744
Totals	100.00%	52,023

A-1

SCHEDULE B

As of August 31, 2022

	Pre-Acquisition Shares by Type	Shares of H-CYTE Common Stock Issued to Jantibody	Post Acquistion Shares by Type
Common Stock Outstanding	294,798	52,023	346,821
			-
Series A Preferred Outstanding (post 1000/1 reverse split)	457,065	80,659	537,724
Warrants Outstanding	386,890	68,275	455,165
Options Outstanding	19,749	3,485	23,234
HCYTE Convertible Note Conversion	1,834,776	323,784	2,158,560
Sub-Total	2,698,480	476,203	3,174,683
			-
Total	2,993,278	528,226	3,521,504

B-2